EXHIBIT 99.1

LUVU BRANDS PIVOTS TO MANUFACTURE MEDICAL FACE MASKS

Goal is 100,000 units weekly to help with shortages of masks for the coronavirus pandemic

ATLANTA, GA / March 23, 2020 / Luvu Brands, Inc., (OTCQB:LUVU), a designer, manufacturer and marketer of a portfolio of consumer lifestyle brands, today announced that its rebooting their operations to help combat the critical shortage of personal protective masks that faces hospitals, health care workers and consumers.

Louis Friedman, the company’s founder and Chief Executive Officer hopes the Company can produce 100,000 masks weekly. “In response to the growing COVID-19 crisis, last week I directed my product design team to develop a medical face mask that we could produce in high-volume from readily available materials. That mask is now in production and we are ramping up. They are made with a removable 5-layer carbon infused PM 2.5 filter insert, they fit closely over the face and are held in place by two adjustable elastic straps with a metal adjuster on the nose. They are intended for reuse and can be washed in hot water.”

Mr. Friedman is currently in talks with both federal and municipal agencies to supply N95 masks that meet FDA standards; soon the Company will acquire approved filter materials and begin prototyping. In the meantime, the washable overlay masks are being produced. These masks are intended to extend the wearability of conventional N95 medical masks that are in short supply.

Mr. Friedman commented “we have a state-of-the art facility for cutting fabric and producing sewn products. “There are approximately 155 people who work in our 140,000 square-foot factory. They are all subject to daily body temperature checks and efforts have been made to move the machinery farther apart to maintain social distancing.”

The face masks will be offered for sale on Amazon.com and on our AvanaComfort.com website; direct sales to private and governmental agencies will shortly follow.

About Luvu Brands

Luvu Brands, Inc. designs, manufactures and markets a portfolio of consumer lifestyle brands through the Company’s websites, online mass / drug merchants and specialty retail stores worldwide. Brands include: Liberator®, a brand category of iconic products for enhancing sensuality and intimacy; Avana®, inclined bed therapy products, assistive in relieving medical conditions associated with acid reflux, surgery recovery and chronic pain; and Jaxx®, a diverse range of casual fashion daybeds, sofas and beanbags made from virgin and re-purposed polyurethane foam. Many of our products are offered flat-packed and vacuum compressed to save on shipping and reduce our carbon footprint. The Company is headquartered in Atlanta, Georgia in a 140,000 square foot vertically-integrated manufacturing facility that employs over 165 people. Creating innovative consumer brands are core to the Company's operating principles. The Company's brand sites include: www.liberator.com, www.jaxxliving.com, www.avanacomfort.com plus other global e-commerce sites. For more information about Luvu Brands, please visit www.luvubrands.com.

Company Contact:

Luvu Brands, Inc.

Ronald Scott

Chief Financial Officer

770-246-6426

ron@LuvuBrands.com